Exhibit 10.11

CREDIT AGREEMENT

Dated as of May 1, 2014,

among

VIVINT SOLAR HOLDINGS, INC.,

as the Borrower,

VIVINT SOLAR, INC.,

as Parent and as a Guarantor,

THE OTHER GUARANTORS LISTED ON SCHEDULE 1.01B HERETO AND ANY OTHER

GUARANTORS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent and a Lender,

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME, and

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and

Bookrunner

i

SCHEDULES

	1.01A	Commitments
	1.01B	Operating Guarantors and Project Guarantors
	1.01C	Project Companies
	1.01D	Closing Pledged Companies
	1.01E	Post-Closing Pledged Companies
	1.01F	Accounts
	5.05	Certain Liabilities
	5.08	Ownership of Property
	5.09(a)	Environmental Matters
	5.12	Subsidiaries and Other Equity Investments
	5.19	Tax Equity Transaction Documents
	7.01(2)(b)	Existing Liens
	7.02(2)(f)	Existing Investments
	7.03(2)(b)	Existing Indebtedness
	7.08(2)(g)	Transactions with Affiliates
	7.09	Certain Contractual Obligations
	10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
	A	Committed Loan Notice
	B	Term Note
	C	Assignment and Assumption
	D	Security Agreement
	E	Intercompany Note
	F	Parent Pledge Agreement
	G	United States Tax Compliance Certificate
	H	Post-Closing Tax Equity Pledge Certificate
	I	Solvency Certificate (consolidated-basis)

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 1, 2014, among VIVINT SOLAR HOLDINGS, INC. (f/k/a Vivint Solar, Inc.), a Delaware corporation (the “Borrower”), VIVINT SOLAR, INC. (f/k/a V Solar Holdings, Inc.), a Delaware Corporation (“Parent”), the other Guarantors listed on Schedule 1.01B attached hereto and the other Guarantors party hereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

To provide working capital for the Borrower, the Borrower and/or one or more Subsidiaries or Affiliates of the Borrower contemplate entering into an aggregation facility (the “Aggregation Facility”) with Bank of America, N.A. and/or other lenders secured in part by certain of the Tax Equity Transactions and, until such time as the Aggregation Facility is entered into, the Borrower has requested that the Lenders extend credit to the Borrower in the form of a term loan in an aggregate amount of $75,500,000.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” means, collectively, (x) the deposit accounts at Zions First National Bank that are subject to the Deposit Account Control Agreement, (y) the Excluded Accounts and (z) those accounts at Bank of America, N.A. that are listed on Schedule 1.01F.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, no Tax Equity Investor shall be an Affiliate of Borrower or any other Loan Party.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Supplemental Agents (if any), the Lead Arranger and the Bookrunner.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregation Facility” has the meaning set forth in the preamble hereto.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable Rate” means a percentage per annum equal to (A) for Eurocurrency Rate Loans, 4.00% and (B) for Base Rate Loans, 3.00%; provided that if a Tax Equity Non-Consent Event has occurred and is continuing, Applicable Rate shall mean a percentage per annum equal to (A) for Eurocurrency Rate Loans, 6.00% and (B) for Base Rate Loans, 5.00%.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by a Lender or an Affiliate of the entity that administers, advises or manages any Fund that is a Lender.

“APX Subordinated Debt” means that certain Subordinated Note and Loan Agreement, dated December 27, 2012, between APX Group, Inc. and the Borrower (as amended) and that certain Amended and Restated Subordinated Note and Loan Agreement dated January 20, 2014 between APX Parent Holdco, Inc. and the Borrower (as amended).

“Arrangers” means the Lead Arranger.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“BAML Engagement Letter” has the meaning set forth in Section 2.06.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blackstone Consents” means, collectively, a consent in form and substance reasonably acceptable to the Administrative Agent from each of Blackstone Holdings I L.P. and Stoneco IV Corporation that, among other things, allows for: (i) the pledge by Vivint Solar Mia Manager, LLC of 100% of its Equity Interests in Vivint Solar Mia Project Company, LLC, (ii) the pledge by Vivint Solar Aaliyah Manager, LLC of 100% of its Equity Interests in Vivint Solar Aaliyah Project Company, LLC, and (iii) the pledge by Vivint Solar Rebecca Manager, LLC of 100% of its Equity Interests in Vivint Solar Rebecca Project Company, LLC.

“Bookrunner” means Bank of America.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Materials” has the meaning set forth in Section 6.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any Eurocurrency Rate Loan, means any such day on which dealings in deposits are conducted by and between banks in the London interbank Eurocurrency market.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet (excluding the notes thereto) in accordance with GAAP.

“Cash Collateral Account” means a blocked account at Bank of America (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(a) Dollars;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of

Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(f) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) euros or any other foreign currency comparable in credit quality and tenor to those referred to above and instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States in the ordinary course of business of the Borrower and its Subsidiaries;

(j) Investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (h) of this definition; and

(k) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (j) above.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any Lender or any Affiliate of a Lender (or Person that was a Lender or an Affiliate of a Lender at the time such arrangement was entered into) (a “Cash Management Bank”) in respect of any overdraft and related liabilities arising from treasury, depository, credit card, debit card and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable credit facilities after consideration of factors as such Administrative Agent or Lender then reasonably determines to be relevant.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent;

(b) at any time after a Qualified IPO, (i) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Investors or any “group” including any Permitted Holders (provided, that in the case of any such “group,” the Permitted Holders hold a majority of all voting interest in Parent’ Equity Interests held by all members of such “group”), shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Parent’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Parent’ Equity Interests or (ii) during each period of twelve consecutive months, the board of directors of Parent shall not consist of a majority of the Continuing Directors;

(c) a “change of control” (or similar event) shall occur under any Junior Financing with an aggregate principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate principal amount in excess of the Threshold Amount;

(d) Parent shall cease to own directly 100% of the Equity Interests of the Borrower;

(e) Borrower shall cease to own directly 100% of the Equity Interests of each Project Guarantor and each Operating Guarantor; or

(f) Any Project Guarantor shall cease to own directly its Equity Interests in each of the Project Companies in the percentages set forth on Schedule 5.12.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01, which date is May 1, 2014.

“Closing Pledged Company” means each Person listed on Schedule 1.01D as such schedule may be amended and updated from time to time.

“Closing Date Subordination Agreements” means, collectively, (i) that certain Subordination Agreement dated as of the date hereof among APX Group, Inc., the Borrower and the Administrative Agent in respect of that certain Subordinated Note and Loan Agreement dated December 27, 2012 (as amended) and (ii) that certain Subordination Agreement dated as of the date hereof among APX Parent Holdco, Inc., the Borrower and the Administrative Agent in respect of that certain Amended and Restated Subordinated Note and Loan Agreement dated January 20, 2014 (as amended).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged or in which a Lien is granted pursuant to any Collateral Document.

“Collateral Agent” means Bank of America, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement”1 means, at any time, the requirement that:

(a) on the Closing Date the Administrative Agent shall have received each Collateral Document to be delivered on the Closing Date pursuant to Section 4.01(c), subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto;

(b)  (x) the Obligations shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Borrower, (ii) all the Equity Interests of each Closing Pledged Company and (y) the Obligations shall be further secured, if and when any of the Tax Equity Required Consents are received, by a first priority security interest in the Equity Interests held by each Project Guarantor in each Post-Closing Pledged Company for which a Tax Equity Required Consent has been obtained; and

(c) the Obligations shall have been secured by a perfected security interest in all tangible and intangible assets of the Borrower, Project Guarantors and Operating Guarantors (including Equity Interests and intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles and proceeds of the foregoing) and the Equity Interests of each Guarantor and Borrower, in each case, subject to the terms and conditions of this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction).

[1]	Subject to Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause, the creation or perfection of pledges of, or security interests in, mortgages on, the obtaining of title insurance or taking other actions with respect to, any Excluded Assets (if, and for so long as, such assets remain Excluded Assets);

(B)  (i) the foregoing definition shall not require control agreements and perfection by “control” with respect to any Collateral (including deposit accounts, securities accounts, etc.) other than (1) certificated Equity Interests of the Borrower, (2) certificated equity interests of each other entity required pursuant to clause (b) of this definition, (3) the Controlled Accounts and any other deposit, security or similar account opened by a Borrower or any other Loan Party (other than the Excluded Accounts), after the Closing Date, and (4) possession of all Intercompany Notes with a face amount in excess of $1,000,000 that any Loan Party possesses at any time, (ii) the foregoing definition shall not require the perfection of security interests in letters of credit with a face value less than $1,000,000 and commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $1,000,000; and (iii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and

(C) the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date, (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of each Loan Party, and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and each Guarantor and each other party required pursuant to clause (b) of this definition accompanied by instruments of transfer and stock powers undated and endorsed in blank.

“Collateral Documents” means, collectively, the Security Agreement, the Parent Pledge Agreement, the Deposit Account Control Agreement, the Perfection Certificate (as defined in the Security Agreement), collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01, Section 6.11, Section 6.13 or Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment.

“Committed Loan Notice” means a notice of (a) the Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning set forth in Section 2.09(c)(ii).

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of the Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Accounts” means the Accounts other than the Excluded Accounts.

“Customer” means a customer under a Customer Agreement.

“Customer Agreement” means a power purchase agreement or lease agreement relating to any PV System, including amendments, supplements and other modifications thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to Eurocurrency Rate Loans, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Deposit Account Control Agreement” means (i) that certain Deposit Account Control Agreement, dated as of the date hereof, among Collateral Agent, Borrower, each Guarantor (other than Parent) and Zions First National Bank and (ii) any other deposit account control agreement by and among Borrower and/or one or more individual Guarantors (other than Parent), Collateral Agent and any bank or other similar Person, entered into from time to time in accordance with the terms hereof.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of all then outstanding Loans; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent (or any direct or indirect parent thereof), the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or if its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Distributable Cash” means (a) “Net Cash Flow” as defined in the Project Company Operating Agreement with respect to (i) Vivint Solar Liberty Master Tenant, LLC, (ii) Vivint Solar Liberty Owner, LLC, (iii) Vivint Solar Margaux Master Tenant, LLC, (iv) Vivint Solar Margaux Owner, LLC, (v) Vivint Solar Fund III Master Tenant, LLC, and (vi) Vivint Solar Fund III Owner, LLC and (b) “Distributable Cash” as defined in the Project Company Operating Agreement with respect to (w) Vivint Solar Mia Project Company, LLC, (x) Vivint Solar Aaliyah Project Company, LLC, (y) Vivint Solar Rebecca Project Company, LLC, and (z) Vivint Solar Hannah Project Company, LLC.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any applicable Laws, in any case, relating to pollution or the protection of the Environment, or the protection of human health (to the extent relating to exposure to Hazardous Materials) and safety as it relates to the environment, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any Subsidiary; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means, collectively, (a) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by applicable Law and (b) those accounts identified as Excluded Accounts in the last column of Schedule 1.01F.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Swap Obligations” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.11 and any other applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any Taxes imposed on (or measured by) its net income or net profits (or any franchise or similar Taxes in lieu thereof) by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or in which it is otherwise doing business (other than a business deemed to arise solely by virtue of any of the transactions contemplated by this Agreement) or, in the case of any Lender, in which its Lending Office is located, (b) any Taxes in the nature of branch profits tax within the meaning of section 884(a) of the Code imposed by any jurisdiction described in (a), (c) other than in the case of an assignee pursuant to a request by the Borrower under Section 3.01, Section 3.02 or Section 3.07, any United States federal withholding Tax that is imposed pursuant to any Law in effect at the time such Person becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new applicable Lending Office (or assignment), to receive additional amounts with respect to such United States federal withholding Tax pursuant to Section 3.01(a), (d) any Tax (including backup withholding tax) that is attributable to such Person’s failure to comply with Section 3.01(d), or (e) any Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code (including any agreements entered into pursuant to Section 1474(b)(1) of the Code) as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any intergovernmental agreements and related laws, rules or regulations to implement any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means Parent and the Subsidiaries listed on Schedule 1.01B attached hereto.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, electromagnetic radio frequency or microwave emissions, that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” has the meaning set forth in the definition of “Secured Hedge Agreement.”

“Parent” has the meaning set forth in the preamble hereto.

“Parent Pledge Agreement” means that certain Pledge Agreement dated as of the date hereof between Parent and the Collateral Agent, substantially in the form of Exhibit F.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness; and

(g) all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness among the Borrower and its Subsidiaries (other than Project Guarantors) having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business and consistent with the past practices of the Borrower and its Subsidiaries. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Intellectual Property Security Agreement” has the meaning set forth in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit E.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, (i) the last day of each Interest Period applicable to such Loans and (ii) the Maturity Date; provided that if any Interest Period for Eurocurrency Rate Loans exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loans, (i) the last Business Day of each March, June, September and December and (ii) the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as Eurocurrency Rate Loans and ending on the date one, two or three months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, or less than one month thereafter; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Interest Reserve Account” means account number 8666988076 at Bank of America.

“Interest Reserve Amount” has the meaning set forth in Section 6.16(b).

“Inverted Lease Agreement” means any lease agreement entered into between a Project Company (which is member managed by a Project Guarantor) and another Project Company (in which a third party investor and Project Guarantor are each a member) in connection with an Inverted Lease Transaction.

“Inverted Lease Transaction” means a tax equity transaction whereby a special purpose vehicle as lessor, which is member managed by a Project Guarantor, leases a specific, segregated pool of PV Systems to a third party investor (or a partnership or limited liability company in which such third party investor is a member), as lessee.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, solely in the case of the Borrower and its Subsidiaries, intercompany loans, advances or Indebtedness among the Borrower and its Subsidiaries (other than Project Guarantors) having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business consistent with the past practices of such parties) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” means Blackstone Capital Partners VI L.P., and its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of Blackstone Capital Partners VI L.P.).

“IP Rights” has the meaning set forth in Section 5.16.

“IPO Entity” has the meaning set forth in the definition of “Qualified IPO.”

“ITC” the 30% investment tax credit under section 48 of the Code.

“Junior Financing” has the meaning set forth in Section 7.12(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing, including any subordination agreements with respect thereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arranger” means Bank of America.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning set forth in the definition of “Eurocurrency Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning set forth in Section 2.01.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the TE Consents, (v) each Closing Date Subordination Agreement and (vi) any amendment to any of the foregoing.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Stockholders” means the members of management of Parent, the Borrower or any of its Subsidiaries who are investors in Parent or any direct or indirect parent thereof.

“Managing Member” means “Managing Member” as defined in the applicable Project Company Operating Agreement.

“Margin Stock” has the meaning set forth in Regulation U.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders or the Collateral Agent under any Loan Document.

“Maturity Date” means December 15, 2014.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(c).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of the Borrower or any Subsidiary arising under Cash Management Obligations or any Secured Hedge Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Guarantor” means each Person designated as an Operating Guarantor in the second column on Schedule 1.01B as such schedule may be amended or updated from time to time.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Subsidiaries” means each Subsidiary of the Borrower that is not a Loan Party. For the avoidance of doubt, no Project Company shall be an Other Subsidiary of the Borrower or any Loan Party.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means, with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning set forth in Section 10.07(e).

“Participant Register” has the meaning set forth in Section 10.07(e).

“Partnership Flip Transaction” means a tax equity structure transaction in which one or more third party investors and a Project Guarantor are members in a special purpose limited liability company formed for the purpose of purchasing and owning a specific, segregated pool of PV Systems.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Holders” means each of the Investor and the Management Stockholders; provided that if the Management Stockholders own beneficially or of record more than fifteen percent (15%) of the outstanding voting Equity Interests of Parent in the aggregate, they shall be treated as Permitted Holders of only fifteen percent (15%) of the outstanding voting Equity Interests of Parent at such time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(e) or (f), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Indebtedness permitted pursuant to Section 7.03(b) or Section 7.12(a) or is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.03.

“Post-Closing Pledged Company” means each Person listed on Schedule 1.01E.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Project” means a PV System, the related Customer Agreement and any rights incidental thereto.

“Project Company” means each of the entities listed on Schedule 1.01C.

“Project Company Guarantee” means any Guarantee by the Borrower of the obligations of a Project Guarantor or any other Loan Party issued in connection with a Tax Equity Transaction.

“Project Company Operating Agreement” means, with respect to each Project Company, the limited liability company agreement or operating agreement of such Project Company, each as identified on Schedule 5.19.

“Project Guarantor” means each Person identified as a Project Guarantor in the second column on Schedule 1.01B as such schedule may be amended or updated from time to time.

“Public Lender” has the meaning set forth in Section 6.03.

“PV System” means an electric generating photovoltaic system, including but not limited to photovoltaic panels, racks, wiring and other electrical devices, conduit, weatherproof housings, hardware, one or more inverters, remote monitoring system, communication system, connectors, meters, disconnects and over current devices.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee of such Guarantor (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to § 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Parent or any direct or indirect parent of Parent (the “IPO Entity”) of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) (i) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (ii) after which the common Equity Interests of Parent or any direct or indirect parent of Parent are listed on an internationally recognized securities exchange or dealer quotation system.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Relevant Member Action” means, with respect to any matter relating to a Project or a Project Company with respect to which the Organizational Documents of such Project Company (or any other contract or agreement, or instrument) grant voting, approval or consent rights to the Project Guarantor, or otherwise provide the Project Guarantor with the option to cause any Project Company to take, or restrict any Project Company from taking, any action, the exercise by the Project Guarantor of such voting, approval, consent or other rights in conformity with the applicable Organizational Documents and the Project Guarantor’s fiduciary duties, if any, as such exercise may be limited by Law.

“Removal Event” means any event, occurrence or circumstance which, or with the giving of any notice, the passage of time, or both, would, allow any Tax Equity Investor to remove any Project Guarantor as the Managing Member or otherwise divest any Project Guarantor of any right to vote, grant any consent or otherwise participate in any way in the management of any Project Company under the respective Project Company Operating Agreement; for the avoidance of doubt, “Removal Event” shall include any (a) “Cause” as defined in the Project Company Operating Agreement with respect to Vivint Solar Hannah Project Company, LLC and (b) “Removal Event” as defined in the Project Company Operating Agreement with respect to (i) Vivint Solar Mia Project Company, LLC, (ii) Vivint Solar Aaliyah Project Company, LLC, and (iii) Vivint Solar Rebecca Project Company, LLC.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate Loans.

“Responsible Officer” means the chief executive officer, president, executive vice president, chief financial officer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower, any Subsidiary or any Project Company or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party or any Subsidiary and any Person that is a Lender or an Affiliate of a Lender (or was a Lender or an Affiliate of a Lender at the time such Swap Contract was entered into (any such Lender or Affiliate, a “Hedge Bank”).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Agents, and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Security Agreement dated as of the date hereof among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit D.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person generally is able to pay its debts and liabilities, contingent obligations and other commitments as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning set forth in Section 10.07(h).

“Specified Default” means a Default under Section 8.01(a), (f) or (g).

“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.11).

“Sponsor” means, collectively, The Blackstone Group L.P., its Affiliates, and their respective officers, directors, employees and agents.

“Sponsor Advisory Engagement Letter” means that certain Engagement Letter, dated as of July 8, 2013 and effective as of May 13, 2013, among the Borrower and Blackstone Advisory Partners L.P.

“Sponsor Indemnification Agreement” means that certain Indemnification Agreement, dated as of July 8, 2013 and effective as of May 13, 2013, among the Borrower and Blackstone Advisory Partners L.P entered into in connection with the Sponsor Advisory Engagement Letter.

“SREC” means solar renewable energy credit or solar renewable energy certificate, it being understood that SREC does not include the ITC.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; provided, that (x) no Tax Equity Investor and (y) no Project Company shall be a Subsidiary of Borrower or any other Loan Party. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplemental Agent” has the meaning set forth in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Equity Investor” means, with respect to any Project Company, a third party investor in such Project Company to whom the tax benefits associated with the ownership of PV Systems are transferred or primarily allocated.

“Tax Equity Non-Consent Event” has the meaning set forth in Section 6.14.

“Tax Equity Required Consents” has the meaning set forth in Section 6.14.

“Tax Equity Transaction” means any Partnership Flip Transaction, Inverted Lease Transaction or other transaction entered into by a Project Guarantor with a Tax Equity Investor.

“Tax Equity Transaction Documents” means the material documents (including, in each case, all material amendments, modifications, supplements, waivers and consents with respect thereto) entered into in connection with each Tax Equity Transaction, including any associated Master EPC Agreement (as may be defined in any applicable Project Company Operating Agreement), Inverted Lease Agreement, Equity Capital Contribution Agreement (as may be defined in any applicable Project Company Operating Agreement) , Project Company Operating Agreement, maintenance services agreement, administrative services agreement and Project Company Guarantee.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“TE Consents” means the Blackstone Consents and the Tax Equity Required Consents.

“Term Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term Commitments is $75,500,000.

“Threshold Amount” means $5,000,000.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means the unaudited consolidated statements of cash flows for the fiscal year ended December 31, 2013.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C) and is in substantially the form of Exhibit G hereto.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo Dormant Accounts” means account no. 4941189276 and account no. 4941189268, each at Wells Fargo Bank, N.A.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02. Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 1.04. Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II.

THE COMMITMENTS AND LOANS

Section 2.01. The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower on the Closing Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Lender’s Term Commitment (the “Loans”). Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02. Borrowing, Conversion and Continuation of Loans.

(a) The initial borrowing of the Loans, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (except that, subject to Section 3.05, a notice in connection with the Loans hereunder may be revoked if the Closing Date does not occur on the proposed date of borrowing), which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the requested date of (x) the initial borrowing of the Loans, (y) the continuation of Eurocurrency Rate Loans or (z) any conversion of Loans from one Type to the other, as the case may be. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of the Loans from one Type to the other (subject to the following sentence) or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the initial borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and (iv) the duration of the Interest Period with respect thereto. All Loans shall be made and continued as Eurocurrency Rate Loans, and any conversion of Loans from one Type to the other shall be a conversion of Base Rate Loans to Eurocurrency Rate Loans, in each case, unless any Lender is unable to determine the Eurocurrency Rate or unable to make or continue, or prohibited by Law from making or continuing, Eurocurrency Rate Loans as set forth in Sections 3.02 and 3.03; in such case, the Administrative Agent and Lender shall make or continue the Loans as Base Rate Loans or, solely to the extent required by Law, automatically convert existing Eurocurrency Rate Loans into Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the Eurocurrency Rate Loans. If the Borrower requests an initial borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). On the Closing Date, each Lender shall make the amount of its Loans available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. (New York City time). The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to the Loans, all conversions of the Loans from one Type to the other, and all continuations of the Loans as the same Type, there shall not be more than five (5) Interest Periods in effect at any one time with respect to the Loans.

(f) The failure of any Lender to make the Loan to be made by it as part of the initial borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such initial borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the initial borrowing.

Section 2.03. Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part and, except as set forth below in clause (d) below, without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan pursuant to this Section 2.03(a) shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a) if such prepayment would have resulted from a refinancing of the Loan, which refinancing shall not be consummated or shall otherwise be delayed. Each prepayment of Loans pursuant to this Section 2.03(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.04 as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.04.

(b) Mandatory.

(A) If the Borrower or any Subsidiary incurs or issues any Indebtedness after the Closing Date that is not otherwise permitted to be incurred pursuant to Section 7.03, then the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of all net proceeds received therefrom on or prior to the date which is six (6) Business Days after the receipt by the Borrower or such Subsidiary of such net proceeds;

(B) If the Borrower or any Subsidiary or any Affiliate of Borrower incurs Indebtedness under the Aggregation Facility, then the Borrower shall prepay the Loans in full on the date of such incurrence;

(C) If a Tax Equity Non-Consent Event occurs and is continuing, then on the last day of each fiscal month following such Tax Equity Non-Consent Event the Borrower shall prepay the Loans in the aggregate amount set forth below with respect to such fiscal month.

Fiscal Month Ending	Prepayment Amount
July 31, 2014	$498,300
August 31, 2014	$495,011
September 30, 2014	$491,744
October 31, 2014	$488,499
November 30, 2014	$485,275

(D) Each prepayment of Loans shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(E) Funding Losses, Etc. All prepayments of any Loan under this Section 2.03(b) shall be made together with all accrued interest thereon and, in the case of any such prepayment of Eurocurrency Rate Loans on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.03(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.03(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.03(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.03(b).

Section 2.04. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of all Loans and other Obligations outstanding on such date (other than Cash Management Obligations or obligations under Secured Hedge Agreements); provided that if payment is sooner required or accelerated pursuant to this Agreement, all Obligations shall be due and payable on such sooner or accelerated date.

Section 2.05. Interest.

(a) Subject to the provisions of Section 2.05(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate, for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.06. Fees. The Borrower shall pay to the Agents or their Affiliates, as applicable, such fees as shall have been separately agreed upon in writing, including in that certain Engagement Letter dated April 30, 2014 (the “BAML Engagement Letter”) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.07. Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.08. Evidence of Indebtedness.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.08(a), and by each Lender in its account or accounts pursuant to Section 2.08(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.09. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Same Day Funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as otherwise provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time), shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(A) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(B) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of (x) the applicable Federal Funds Rate from time to time in effect and (y) a rate determined by the Administrative Agent in accordance with banking rules governing interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.09(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and each Lender in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(b), 2.09(c) or 2.10, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of the Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.10. Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The

Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.10 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III.

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Unless required by applicable Laws (as determined in good faith by the applicable withholding agent), any and all payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of and without deduction for Taxes. If the Loan Party or other applicable withholding agent shall be required by any Laws to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) have been made, each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the relevant Loan Party is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, other than any such Taxes that are imposed as a result of a Lender’s voluntary assignment in such Lender’s interest in the Loans hereunder (except for an assignment by a Lender pursuant to this Section 3.01, Section 3.02 or Section 3.07) (the “Other Taxes”).

(c) Each of the Loan Parties agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender (whether or not such Taxes are legally imposed) and (ii) any expenses arising therefrom or with respect thereto. Such Agent or Lender, as the case may be, shall provide the relevant Loan Party with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. If the Borrower reasonably believes that such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and each Lender will use reasonable efforts to cooperate with the Borrower for the Borrower to file for and obtain a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Without limiting the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN,

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner). Each Lender shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent, or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a deduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii) If a payment made to a Lender under any Loan Document would be subject to tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of those FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(iii), “FATCA” shall include any amendments made to FATCA after the date hereof.

Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to the Loan Party (but only to the extent of indemnity payments made or additional amounts paid by any Loan Party under this Section 3.01 with respect to such Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

Section 3.02. Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates.

If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) (i) and (ii) above, “Impacted Loans”), or (b) the Administrative Agent determines that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative

Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender reasonably determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans (or in the case of Taxes, any Loan) or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (which are covered by Section 3.01), or any Excluded Taxes described in clauses (b) through (d) of the definition or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that any Change in Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to the Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05. Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loans of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loans of the Borrower on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loans, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(A) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loan shall be applied instead to its Base Rate Loan; and

(B) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and the Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07. Replacement of Lender Under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and, in all cases, repay all Obligations owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable facility only in the case of clause (i).

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival.

All of the Borrower’s obligations under this Article III shall survive any assignment of rights by, or the replacement of, a Lender and termination of the Aggregate Commitments and repayment, satisfaction and discharge of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO LOANS ON THE CLOSING DATE

Section 4.01. Conditions Precedent.

Each Lender shall make the Loans to be made by it on the Closing Date subject only to the following conditions precedent, unless otherwise waived by the Lenders in their sole discretion:

(a) This Agreement shall have been duly executed and delivered by the Borrower and each Guarantor.

(b) The Note shall have been duly executed and delivered by the Borrower.

(c) Each Collateral Document shall have been duly executed and delivered by each of the parties thereto.

(d) The Blackstone Consents shall have been duly executed and delivered by each of the parties thereto.

(e) The Closing Date Subordination Agreements shall have been duly executed and delivered by each of the parties thereto.

(f) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof at least one day prior to the requested date for funding such Loan.

(g) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, an opinion of Simpson Thacher & Bartlett LLP, special counsel for the Loan Parties dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, in each case in form and substance customary for senior secured credit facilities in transactions of this kind.

(h) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party and Project Company, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party and Project Company as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of each Loan Party and Project Company as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of each Loan Party and Project Company have not been amended since the date of the last amendment thereto shown on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of any Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(i) (i) The Administrative Agent shall have received the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to the Loan Parties in the states or other jurisdictions of formation of such Person and with respect to such other locations and names provided to the Administrative Agent, together with (in the case of clause (y)) copies of the financing statements (or similar documents) disclosed by such search and (ii) the Security Agreement and the Parent Pledge Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto, together with (x) certificates representing the Pledged Equity of the Borrower and each of the Closing Pledged Companies accompanied by undated stock powers executed in blank and (y) documents and instruments to be recorded or filed that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement.

(j) The Administrative Agent shall have received a certificate in the form of Exhibit I, dated the Closing Date and signed by the Chief Financial Officer of Borrower, certifying that Borrower and its Subsidiaries, on a consolidated basis, are Solvent as of the Closing Date.

(k) On the Closing Date, the representations and warranties made by the Loan Parties in Article V shall be true and correct in all material respects.

(l) The Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrower reasonably requested by the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; provided that the Lenders shall use commercially reasonable efforts to ensure that such requests are delivered at least 10 days prior to the Closing Date and are not unduly burdensome on any person unless required by applicable Law.

(m) The Lenders shall have received the Unaudited Financial Statements.

(n) The Borrower shall have established the Interest Reserve Account.

(o) All amounts required to be paid under Section 2.06 and the BAML Engagement Letter required to be paid on or before the Closing Date shall have been paid in full (or paid concurrently with the occurrence of the Closing Date).

(p) [intentionally omitted]

(q) The Administrative Agent shall have received estoppel letters duly executed by Yingli Green Energy Americas, Inc. and Canadian Solar (USA), Inc. with respect to their existing liens against the Borrower in form and substance acceptable to the Administrative Agent.

(r) The Administrative Agent shall have received evidence that a UCC-3 termination statement terminating the lien of CPF Capital & Trading, LLC shall have been filed in the appropriate filing office in form and substance acceptable to the Administrative Agent.

(s) The Administrative Agent shall have received a duly executed funds flow memorandum in form and substance acceptable to the Administrative Agent.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower and each other Loan Party hereto represent and warrant to the Agents and the Lenders at the time of the initial borrowing of the Loans on the Closing Date that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws.

Each Loan Party, each Project Company and each Other Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents or Tax Equity Transaction Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with its organizational documents and with all Laws, orders, writs and injunctions applicable to it and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01) or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law, except to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of each Tax Equity Transaction Document to which such Person is a party are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by the applicable Project Company Operating Agreement) (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law, except to the extent that such violation, conflict, breach, or contravention could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect.

(a) This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitute legal, valid and binding obligations of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to enforce the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

(b) Each of the Tax Equity Transaction Documents has been duly executed and delivered by each Loan Party that is a party thereto. Each of the Tax Equity Transaction Documents constitutes the legal, valid and binding obligations of each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Unaudited Financial Statements fairly present in all material respects the consolidated financial condition of the Borrower as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and subject to normal year-end audit adjustments.

(b) The forecasts of income statements of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) There has been no event or circumstance since June 30, 2013, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (1) the liabilities reflected on Schedule 5.05, (2) obligations arising under the Loan Documents and (3) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Loan Parties or any of the Other Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default.

(a) None of the Loan Parties or any of the Other Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrower is not in default under the Amended and Restated Solar Panel Consignment Agreement between Yingli Green Energy Americas, Inc. and the Borrower, dated December 9, 2013. The aggregate amount due and unpaid from the Borrower to Yingli Green Energy Americas, Inc. (whether or not payable as of the date hereof) is $9,207,630.30.

(c) The Borrower is not in default under either (i) the Purchase Money Security Agreement between Canadian Solar (USA) Inc. and the Borrower, dated March 27, 2012 or (ii) the Canadian Solar Inc. General Terms and Conditions executed by the Borrower as of March 27, 2012. The aggregate amount due and unpaid from the Borrower to Canadian Solar (USA) Inc. (whether or not payable as of the date hereof) is $552,549.27.

Section 5.08. Ownership of Property; Liens.

(a) The Loan Parties and each of the Other Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Casualty Event. As of the Closing Date, except as otherwise disclosed to the Administrative Agent, no Loan Party has received any notice of, nor has any knowledge of, the occurrence (and still pending as of the Closing Date) or pendency or contemplation of any Casualty Event affecting all or any portion of material Real Property.

Section 5.09. Environmental Matters.

Except as specifically disclosed in Schedule 5.09(a) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each Loan Party and its properties are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business and operations of the Loan Parties;

(b) each of the Loan Parties has not received any written notice that alleges it is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of their properties is the subject of any claims, investigations, liens, demands or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;

(c) there has been no release, discharge or disposal of Hazardous Materials on, at, under or from any property owned, leased or operated by any of the Loan Parties, or, to the knowledge of the Borrower, any property formerly owned, operated or leased by any Loan Party or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, response or corrective action, or could reasonably be expected to result in the Borrower incurring liability, under Environmental Laws; and

(d) there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or any property owned, leased or operated by any of the Loan Parties or, to the knowledge of the Loan Parties, any property formerly owned, operated or leased by the Loan Parties or any of their predecessors in interest that could reasonably be expected to require investigation, response or corrective action, or could reasonably be expected to result in any of the Loan Parties incurring liability, under Environmental Laws.

Section 5.10. Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties, the Project Companies and their Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent) and taking into account applicable extensions, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency, assessment or Tax Audit with respect to any Loan Parties or the Project Companies that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11. ERISA Compliance.

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The Pension Plans of the Loan Parties and the Subsidiaries are funded to the extent required by Law, in each case, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12. Subsidiaries; Equity Interests.

As of the Closing Date, no Loan Party has any Subsidiaries or other Equity Interests other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries or other Equity Interests have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries or other Equity Interests are owned free and clear of all Liens except those created under the Collateral Documents. As of the Closing Date, Schedule 5.12 sets forth (a) the name and jurisdiction of each direct and indirect Subsidiary of Parent, (b) the ownership interest of Parent, the Borrower and any other Subsidiary of Parent in each such Subsidiary, including the percentage of such ownership, (c) the ownership interest of each Project Guarantor in each Project Company, including the percentage of such ownership, (d) the ownership interest of each Tax Equity Investor in each Project Company, including the percentage of such ownership, (e) the ownership interest of each Project Company in any other Project Company, including the percentage of such ownership, and (f) a list identifying all of the Other Subsidiaries as of the Closing Date. Each direct and indirect Subsidiary of Parent and each Project Company is organized under the Laws of the state of Delaware.

Section 5.13. Margin Regulations; Investment Company Act.

(a) None of the Borrower, any Guarantor, or any Other Subsidiaries is engaged in, and will not engage in, the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loans will be used for any purpose that violates Regulation U.

(b) None of the Borrower, any Person Controlling the Borrower, or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure.

(a) To the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. The Borrower has disclosed to the Administrative Agent all material agreements, instruments and corporate or other restrictions to which it or any of the other Loan Parties is subject, the breach of which agreements, instruments and corporate or other restrictions, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or any of its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16. Intellectual Property; Licenses, Etc.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, rights in databases, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower and its Subsidiaries, such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess, or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No advertisement, product, process, method or substance used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any IP Rights held by any Person except for such infringements which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights is filed and presently pending or, to the knowledge of the Borrower, presently threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to written licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations are valid and in full force and effect, except, in each individual case, to the extent that such a registration is not valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Solvency.

On the Closing Date, both before and after giving effect to the making of the Loans, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18. Security Documents. Each Collateral Document will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements in appropriate form are filed in the appropriate offices and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required hereunder), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or taking control, in each case subject to no Liens other than Liens permitted hereunder.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign laws.

All of the Collateral and all of the assets of the Loan Parties are held and located in the United States of America.

Section 5.19. Tax Equity Transactions and Documents.

(a) Each Project Guarantor (i) has entered into only one Tax Equity Transaction and (ii) owns no assets other than (x) its Equity Interests in the Project Company or Project Companies related to such Tax Equity Transaction as set forth on Schedule 5.12 and (y) its contractual rights arising from the Tax Equity Transaction Documents related to such Tax Equity Transaction. All of the Tax Equity Transaction Documents for each Tax Equity Transaction that are in effect on the Closing Date are set forth on Schedule 5.19, and true, complete and correct copies of all such Tax Equity Transaction Documents have been delivered to the Administrative Agent.

(b) To the actual knowledge of the Project Guarantor that is party to such agreement each Project Company Operating Agreement is in full force and effect and no material breach, default or event of default has occurred and is continuing under or in connection with (x) any Project Company Operating Agreement or (y) any Project Company Guarantee, except in either case to the extent that such breach, default or event of default could not reasonably be expected to have a Material Adverse Effect.

(c) Each Customer Agreement is in a form which materially complies with all applicable Laws, and is in a form approved pursuant to the Tax Equity Transaction Documents.2

(d) None of the Project Guarantors or any of the Project Companies has incurred any Indebtedness or other obligations or liabilities, direct or contingent other than (i) with respect to each Project Guarantor, (x) the Indebtedness and other obligations and liabilities arising under the Loan Documents and (y) contingent indemnification obligations and loans required to be made to the Project Companies, in each case under clause (y), under the Project Company Operating Agreements, (ii) with respect to each Project Company, the Indebtedness and other obligations and liabilities (including for Taxes) arising under the Tax Equity Transaction Documents or (iii) liabilities for Taxes not yet due. No claim with respect to the contingent indemnification obligations of any Project Guarantor under any Project Company Operating Agreement has been asserted on or prior to the date hereof and remains outstanding. As of December 31, 2013, no loan required or permitted to be made under any Project Company Operating Agreement has been made and remains outstanding, other than the operating deficit loan made by Vivint Solar Fund III Manager, LLC to Vivint Solar Fund III Master Tenant, LLC in the approximate aggregate outstanding amount of $491,523.80 as of December 31, 2013. All preferred return payments required to be made on or prior to the date hereof pursuant to any Project Company Operating Agreement have been made. To the knowledge of the Borrower, no loan required or permitted to be made under any Project Company Operating Agreement (except with respect to any Project Company Operating Agreement to which Vivint Solar Fund III Manager, LLC is a party) has been made during the period commencing on January 1, 2014 and ending on the date hereof. Each of the Project Guarantors and Project Companies is a limited liability company that is disregarded for federal income tax purposes except Vivint Solar Hannah Manager, LLC, which is a limited liability company that elects to be treated as a corporation for federal income tax purposes.

(e) None of the Project Guarantors or any of the Project Companies is in breach or default under or with respect to any Contractual Obligation for or with respect to any outstanding amount or amounts payable under such Contractual Obligation that equals or exceeds $50,000 individually or $250,000 in the aggregate.

(f) None of the Project Guarantors or the Project Companies has conducted any business other than the business contemplated by the Tax Equity Transaction Documents applicable to such Project Guarantors and Project Companies.

(g) None of the Project Guarantors has been removed as a Managing Member under any Project Company Operating Agreement nor has any Managing Member given or received notice of an action, claim or threat of removal.

(h) No Removal Event has occurred under any Project Company Operating Agreement.

(i) No event or circumstance has occurred and is continuing that has resulted or could reasonably be expected to result in a limitation on distributions to the Project Guarantors pursuant to any Project Company Operating Agreement or has or could reasonably be expected to result in any decrease in the Distributable Cash to any Project Guarantor under any Project Company Operating Agreement except to the extent that such limitation could not reasonably be expected to have a Material Adverse Effect.

[2]	Not a concession for the Aggregation Facility.

(j) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Project Company or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.20. Deposit Accounts. None of the Loan Parties has any deposit, securities or other account (within the meaning of Section 9-102 of the Uniform Commercial Code) other than (i) the Accounts and (ii) the Wells Fargo Dormant Accounts. The balance in each of the Wells Fargo Dormant Accounts is zero.

Section 5.21. OFAC. No Loan Party, (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Lead Arranger, or the Administrative Agent) of Sanctions.

Section 5.22. USA Patriot Act. No Loan Party, or any Person that Controls a Loan Party, or any of their respective Principal Persons is in violation of any applicable provisions of the USA Patriot Act.

Section 5.23. Parent Assets. Parent owns no assets other than its Equity Interests in the Borrower.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until such time as all Obligations (other than contingent obligations that have not accrued and are not then due, Cash Management Obligations or obligations under Secured Hedge Agreements) have been indefeasibly paid in full in cash, then from and after the Closing Date, the Borrower shall and shall cause each other Loan Party to, and each Loan Party shall, and shall cause each of its Subsidiaries to, (except that the Financial Statements covenants set forth in Section 6.01 shall be performed solely by the Borrower):

Section 6.01. Financial Statements . Deliver to the Administrative Agent for prompt further distribution to the Lender:

(a) as soon as available, audited annual financial statements of Borrower for its most recently ended fiscal year prior to the Closing Date, including a consolidated balance sheet, income statement and statement of cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by an independent certified public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within ninety (90) days after the end of each quarter of each fiscal year of the Borrower, an unaudited consolidated balance sheet, income statement and statement of cash flows, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to the Lender:

(a) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(b) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Junior Financing Documentation in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02; and

(c) promptly, such additional customary information regarding the business, legal, financial or corporate affairs of the Loan Parties, any of their respective Subsidiaries and/or the Projects and Project Companies, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

(d) any written operation and maintenance reports, asset management reports and financial statements of the Projects or the Project Companies delivered to a Project Guarantor or any Tax Equity Investor.

Section 6.03. Notices. Promptly after a Responsible Officer of the Borrower or any other Loan Party has obtained knowledge thereof, notify the Administrative Agent in writing:

(a) of the occurrence of (i) any Default or (ii) any material default by any Project Guarantor or Project Company under any Project Company Operating Agreement or any Project Company Guarantee;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation, investigation or proceeding, whether at law or in equity by or before any Governmental Authority or any other material written notice from a Governmental Authority with respect to any Loan Party, any Loan Document, any Project Company, any Project Company Operating Agreement or any Guarantee;

(d) of any material amendment or modification to, waiver of or consent with respect to any Project Company Operating Agreement or any Project Company Guarantee, together with copies of such amendment, modification, waiver or consent, as the case may be.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that, if requested by the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 6.04. Payment of Obligations.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its Taxes (whether or not shown on a Tax return), except, in each case, to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, (c) perform, and cause its Subsidiaries and each Project Company to perform, all of its and their Contractual Obligations under the Tax Equity Transaction Documents and all other agreements and contracts by which it and they bound, except (i) in each case, other than with respect to the Borrower or any Project Guarantor, to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) solely in the case of (a) or (b), pursuant to a transaction permitted by Section 7.04 or 7.05.

Section 6.06. Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business. Hold all of the Collateral and all of its material properties and equipment in the United States of America.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons. In addition, Borrower and the Project Guarantors shall cause each of the Project Companies to maintain any insurance that such Project Company is required to maintain pursuant to the terms and conditions of the Tax Equity Transaction Documents.

Section 6.08. Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09. Books and Records.

(i) Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrower, any other Loan Party or any Other Subsidiary, as the case may be, and (ii) in the case of each Project Guarantor, cause its related Project Company to maintain its books of record and account in accordance with the applicable Tax Equity Transaction Documents.

Section 6.10. Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than records of the Board of Directors of such Loan Party or such Subsidiary), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney client or similar privilege or constitutes attorney work-product.

Section 6.11. Additional Collateral; Additional Guarantors.

At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including always ensuring that the Obligations are secured by a first-priority security interest in all the Equity Interests of the Borrower.

Section 6.12. Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13. Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Section 6.14. Tax Equity Consents.

(a) Each of the Loan Parties shall use their respective commercially reasonable efforts to obtain a consent from each Tax Equity Investor that owns an interest in a Post-Closing Pledged Company in form and substance reasonably acceptable to the Administrative Agent that, among other things, permits the collateral assignment and pledge by the applicable Project Guarantor of 100% of its Equity Interests in such Post-Closing Pledged Company (such consents, collectively, the “Tax Equity Required Consents”), including the consent of FIRSTAR DEVELOPMENT, LLC (in connection with Vivint Solar Liberty Owner, LLC, Vivint Solar Liberty Master Tenant, LLC, Vivint Solar Margaux Owner, LLC, Vivint Solar Margaux Master Tenant, LLC, Vivint Solar Fund III Owner, LLC, and Vivint Solar Fund III Master Tenant, LLC) and ANTRIM CORPORATION (in connection with Vivint Solar Hannah Project Company, LLC). On the date any duly executed Tax Equity Required Consent is received from such Tax Equity Investor, the Borrower shall notify the Administrative Agent in writing and deliver copies of such Tax Equity Required Consent to the Administrative Agent together with such written notice. If the Loan Parties fail to obtain all Tax Equity Required Consents with respect to each Post-Closing Pledged Company on or before the date that is (60) days after the Closing Date (such failure, a “Tax Equity Non-Consent Event”), the Applicable Rate shall increase automatically (effective the day that immediately follows the occurrence of such Tax Equity Non-Consent Event) with respect to each Loan under this Agreement as set forth in the definition thereof in Section 1.01.

(b) Upon receipt of a Tax Equity Required Consent, the Borrower and each Project Guarantor holding Equity Interests of such Post-Closing Pledged Subsidiary for which such Tax Equity Required Consent was received shall within five (5) Business Days (i) cause all of the Equity Interests it holds of such Post-Closing Pledged Subsidiary to be certificated, (ii) deliver to the Collateral Agent such certificated Equity Interests of such Subsidiary, duly endorsed in blank or together with stock powers executed in blank, and (iii) deliver to the Administrative Agent a certificate pursuant to which Borrower and such Project Guarantor makes, as of such date, each of the representations and warranties set forth in Article V with respect to the pledge or creation of, or the effects of perfection of, and the priority or enforceability of, the security interest in such Equity Interests, substantially in the form of Exhibit H and in form and substance acceptable to the Administrative Agent.

Section 6.15. Distribution and Deposit of Project Revenues.

(a) Subject to all applicable requirements, obligations, conditions and limitations contained in any applicable Tax Equity Transaction Document, and provided that no such distribution shall be required to the extent not permitted under the applicable Project Company Operating Agreement, each of the Project Guarantors shall cause each Project Company to:

(i) (a) distribute all cash due and payable to each Project Guarantor to Project Guarantor when and as required pursuant to the terms of the Tax Equity Transaction Documents and (b) distribute all such cash distributable to a Project Guarantor directly into a Controlled Account as and when paid or distributed; and

(ii) pay or distribute all moneys due or to become due to any other Loan Party under any Tax Equity Transaction Document directly into one of the Controlled Accounts as and when paid or distributed.

(b) The Loan Parties shall cause all moneys due or to become due to any Loan Party to be paid or distributed directly into one of the Controlled Accounts as and when paid or distributed.

Section 6.16. Interest Reserve.

(a) The Borrower shall have established the Interest Reserve Account on or prior to the Closing Date.

(b) On the Closing Date, the Borrower shall immediately deposit, or cause to be deposited with proceeds of the Loans, $1,600,160 (the “Interest Reserve Amount”) in the Interest Reserve Account.

(c) The Borrower (i) shall not have any rights or powers with respect to any monies or proceeds in the Interest Reserve Account except to have the funds on deposit therein applied in accordance with clause (iv) of this Section 6.16(c), (ii) acknowledges and agrees that the Administrative Agent shall be the only Person that is permitted to direct disbursements from the Interest Reserve

Account, (iii) agrees not to issue any instructions or requests for disbursements, withdrawals or transfers from the Interest Reserve Account and (iv) agrees that the Administrative Agent may instruct and/or direct Bank of America, N.A. to withdraw or transfer funds in the Interest Reserve Account at any time following the Borrower’s failure to timely pay interest in accordance with the terms of this Agreement.

Section 6.17. Closure of Wells Fargo Dormant Accounts. Within one week following the Closing Date, the Borrower shall close the Wells Fargo Dormant Accounts and provide to the Administrative Agent written evidence of such closure acceptable to the Administrative Agent.

ARTICLE VII.

NEGATIVE COVENANTS

Until such time as all Obligations (other than contingent obligations that have not accrued and are not then due, Cash Management Obligations or obligations under Secured Hedge Agreements) have been indefeasibly paid in full in cash, then from and after the Closing Date:

Section 7.01. Liens.

(1) (x) each of the Project Guarantors shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its respective property, assets or revenues, whether now owned or hereafter acquired, other than Liens pursuant to any Loan Document and Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) and (y) subject to the proviso at the end of Article VII, the Project Guarantors shall take all Relevant Member Action to cause each of the Project Companies not to directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its respective property, assets or revenues, whether now owned or hereafter acquired.

(2) The Borrower and the Operating Guarantors shall not, and the Borrower and each Operating Guarantor shall cause each of the Other Subsidiaries not to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens securing Indebtedness existing on the Closing Date; provided that any such Lien shall only be permitted to the extent such Lien is listed on Schedule 7.01(2)(b), and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower, the Operating Guarantors or the Other Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority) incurred in the ordinary course of business of Borrower, the Operating Guarantor or the Other Subsidiaries;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower, the Operating Guarantors and the Other Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and Operating Guarantors, taken as a whole, and (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4 210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(2)(i) or (m) or, to the extent related to any of the foregoing, Section 7.02(2)(q) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower, any Operating Guarantor or any Other Subsidiary in the ordinary course of business;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower, any Operating Guarantor or any Other Subsidiary in the ordinary course of business permitted by this Agreement;

(o) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(p) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q) Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(r) Liens solely on any cash earnest money deposits made by the Borrower, the Operating Guarantors or the Other Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s) ground leases in respect of Real Property on which facilities owned or leased by the Borrower, the Operating Guarantors or the Other Subsidiaries are located;

(t) Liens arising after the Closing Date to secure Indebtedness permitted under Section 7.03(2)(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(u) Liens on property of any Operating Guarantor or Other Subsidiary securing Indebtedness of such Operating Guarantor or Other Subsidiary permitted under Section 7.03;

(v) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes an Operating Guarantor or Other Subsidiary, in each case after the Closing Date (including Capital Leases); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming an Operating Guarantor or Other Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) (a) the obligations secured thereby do not exceed $7,500,000 at any time outstanding and (b) the Indebtedness secured thereby is permitted under Section 7.03(2)(g);

(w) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(z) other Liens (which may be Liens on the Collateral so long as any such Liens securing Indebtedness for money borrowed are junior to the Liens securing the Obligations pursuant to documentation reasonably acceptable to the Administrative Agent) securing obligations in an aggregate principal amount outstanding at any time not to exceed $7,500,000;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; and

(bb) Liens created by or existing under or in respect of any Tax Equity Transaction Document.

Section 7.02. Investments.

(1) Each of the Project Guarantors shall not, and the Project Guarantors shall take all Relevant Member Action, subject to the proviso at the end of Article VII, to cause each of the Project Companies not to, directly or indirectly, make or hold any Investments except (a) Investments by the Project Guarantors in the Project Companies existing as of the Closing Date as set forth on Schedule 5.12 and (b) Investments in the form of loans and advances by the Project Guarantor to the Project Company in which it holds an Equity Interest and capital contributions by the Project Guarantor to or in the Project Company in which it holds an Equity Interest made on or after the Closing Date in accordance with the terms of the applicable Project Company Operating Agreement, Master EPC Agreement or Equity Capital Contribution Agreement, as the case may be.

(2) The Borrower and the Operating Guarantors shall not, and the Borrower and each Operating Guarantor shall cause each of the Other Subsidiaries not to, directly or indirectly, make or hold any Investments, except:

(a) Investments by the Borrower, the Operating Guarantors and the Other Subsidiaries in Cash Equivalents at the time such Investment is made;

(b) loans or advances by Borrower, the Operating Guarantors and the Other Subsidiaries to officers, directors and employees of Borrower, the Operating Guarantors and the Other Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Parent or any direct or indirect parent thereof (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clause (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $1,000,000;

(c) Investments (i) by the Borrower, the Operating Guarantors and the Other Subsidiaries in any Loan Party (other than Parent) or Other Subsidiary in the ordinary course of business consistent with the past practices of such parties (including, without limitation, capital contributions and other funding from the Borrower or the Operating Guarantors to any Other Subsidiary as and when required (including for working capital)) and (ii) by any Other Subsidiary in any Other Subsidiary;

(d) Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of (x) transactions permitted under Sections 7.01, 7.03 (other than 7.03(2)(c) and (2)(d)), 7.04 and 7.05 (other than 7.05(2)(e)), (y) Restricted Payments permitted by Section 7.06 and (z) repayments or other acquisitions of Indebtedness of the Borrower or a Guarantor not prohibited by Section 7.12;

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(2)(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower, the Operating Guarantors or the Other Subsidiaries in any Subsidiary and any modification, renewal or extension thereof; provided, in each case, that the amount of any original Investment under this clause (f) is not increased except by as contemplated by the terms of such Investment as of the Closing Date or as otherwise permitted by Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares or any options for Equity Interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition) other than an Affiliate or Subsidiary of Borrower, in a single transaction or series of related transactions, if immediately prior to and after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom (other than in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom); (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03 and (iii) the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition shall not exceed $7,500,000 (any such acquisition, a “Permitted Acquisition”);

(j) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) Unsecured loans and advances by the Borrower or any Operating Guarantors to any Loan Party (other than Parent);

(m) other Investments in an aggregate amount outstanding pursuant to this clause (m) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed $500,000 in the aggregate (net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts);

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Investments made in the ordinary course of business and consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(p) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Subsidiary, in each case in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired by the Borrower and its Subsidiaries in such transaction and were in existence on the date of such acquisition, merger or consolidation;

(q) Investments financed with capital contributions or other equity investments (whether made in cash, Cash Equivalents or otherwise) in any Project Guarantor or Project Company;

(r) Project Company Guarantees;

(s) Guarantees by the Borrower or any Other Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(t) Investments in accordance with the terms of any Tax Equity Transaction Document.

Section 7.03. Indebtedness.

(1) (x) each of the Project Guarantors shall not, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except Indebtedness of such Project Guarantor under the Loan Documents and (y) subject to the proviso at the end of Article VII, the Project Guarantors shall take all Relevant Member Action to cause each of the Project Companies not to directly or indirectly, create, incur, assume or suffer to exist any Indebtedness.

(2) The Borrower, the Operating Guarantors and the Other Subsidiaries shall not, and the Borrower and each Operating Guarantor shall cause each of the Other Subsidiaries not to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and Operating Guarantors under the Loan Documents;

(b) Indebtedness (i) outstanding on the Closing Date and listed on Schedule 7.03(2)(b) and any refinancing thereof and (ii) intercompany Indebtedness listed on Schedule 7.03(2)(b) and outstanding on the Closing Date and any refinancing thereof; provided that all such Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Intercompany Note, which shall be delivered to the Administrative Agent not later than five (5) Business Days following the incurrence of such Indebtedness;

(c) Guarantees by the Borrower and the Operating Guarantors in respect of Indebtedness of the Borrower or any Subsidiary of the Borrower permitted pursuant to Section 7.02(r);

(d) Indebtedness of the Borrower or any Subsidiary (other than a Project Guarantor) owing to any Loan Party (other than Parent or a Project Guarantor) or any Other Subsidiary, in each case, (x) with respect to Indebtedness owing to an Other Subsidiary, such indebtedness was incurred in the ordinary course of business and consistent with past practice and (y) solely to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness shall be evidenced by an Intercompany Note, which shall be delivered to the Administrative Agent not later than five (5) Business Days following the incurrence of such Indebtedness;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) incurred after the Closing Date financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower, the Operating Guarantors or the

Other Subsidiaries prior to or within 270 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed $7,500,000 (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(2)(m) and (iii) any Permitted Refinancing of any of the foregoing;

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or either Operating Company’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the Borrower, the Operating Guarantors and the Other Subsidiaries (A) assumed in connection with any Permitted Acquisition, provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and any Permitted Refinancing thereof or (B) incurred to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided that (w) in the case of clauses (A) and (B), such Indebtedness and all Indebtedness resulting from a Permitted Refinancing thereof is unsecured (except for Liens permitted by Section 7.01(2)(v) securing Indebtedness (together with Permitted Refinancings thereof) and the aggregate amount of Indebtedness incurred pursuant to clause (A) shall not exceed $7,500,000 and the Liens securing Indebtedness incurred pursuant to clause (A) one permitted by Section 7.01(2)(bb)), (x) in the case of clauses (A) and (B), both immediately prior and after giving effect thereto, no Default shall exist or result therefrom (other than a Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom) and (y) in the case of any such incurred Indebtedness under clause (B), such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the seventh anniversary of the Closing Date; provided, further, that the amount of Indebtedness incurred by Loan Parties under this Section 7.03(2)(g) shall not exceed $7,500,000 in the aggregate; provided that all such Indebtedness of Borrower, Operating Guarantors or Other Subsidiaries owed to any Affiliate shall be unsecured and shall be subordinated to the payment in full of the Obligations pursuant to documentation reasonably acceptable to the Administrative Agent;

(h) Indebtedness representing deferred compensation to employees of the Borrower, the Operating Guarantors and the Other Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness incurred by the Borrower, the Operating Guarantors or the Other Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including customary earn outs) or other similar adjustments;

(j) Indebtedness consisting of obligations of the Borrower, the Operating Guarantors or the Other Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment expressly permitted hereunder;

(k) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business;

(l) Indebtedness of the Borrower, the Operating Guarantors and the Other Subsidiaries to the extent not constituting intercompany Indebtedness, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $7,500,000 collectively;

(m) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) Indebtedness incurred by the Borrower, the Operating Guarantors or the Other Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date thereof;

(o) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower, the Operating Guarantors or the Other Subsidiaries, in each case, in the ordinary course of business and consistent with past practice;

(p) all premiums (if any), interest except to the extent prohibited pursuant to Section 7.12(b) (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (2)(a) through (2)(o) above; and

(q) Indebtedness in accordance with the terms of any Tax Equity Transaction Document.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) or (2)(a) through (2)(p) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exceptions in clauses (1) and (2)(a) of Section 7.03.

Section 7.04. Fundamental Changes.

(1) (x) each of the Project Guarantors shall not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to or in favor of any Person, except with respect to each of the Project Guarantors, the granting of liens to the Collateral Agent pursuant to the Collateral Documents and (y) subject to the proviso at the end of Article VII, the Project Guarantors shall take all Relevant Member Action to cause each of the Project Companies not to merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to or in favor of any Person.

(2) The Borrower and the Operating Guarantors shall not, and the Borrower and each Operating Guarantor shall cause each of the Other Subsidiaries not to merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Operating Guarantor may merge, amalgamate or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) another Operating Guarantor;

(b) any Other Subsidiary may merge, amalgamate or consolidate with or into any Other Subsidiary; and

(c) (i) an Operating Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Operating Guarantor and (ii) an Other Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to an Operating Guarantor or an Other Subsidiary, provided, in each case, that to the extent such Disposition constitutes an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary that is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(2)(e)) and 7.03, respectively;

so long as, in each case, such merger, amalgamation, consolidation and/or Disposition does not materially and adversely affect the Liens of the Collateral Agent and the Administrative Agent in the Collateral.

Section 7.05. Dispositions.

(1) (x) each of the Project Guarantors shall not, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except (a) the granting of the Liens to the Collateral Agent pursuant to the Collateral Documents, (b) any Restricted Payment made by a Project Guarantor to Borrower to the extent permitted hereunder and (c) any Disposition constituting an operating deficit loan made by a Project Guarantor to a Project Company that is made as and when required pursuant to the applicable Project Company Operating Agreement and in accordance with the terms and conditions of such agreement, and (y) subject to the proviso at the end of Article VII, the Project Guarantors shall take all Relevant Member Action to cause each of the Project Companies not to directly or indirectly, make any Disposition or enter into any agreement to make any Disposition except each Project Company may make (a) any Restricted Payment made by a Project Company to Project Guarantor to the extent permitted hereunder and (b) any other Disposition that is required pursuant to the Tax Equity Transaction Documents.

(2) The Borrower and the Operating Guarantors shall not, and the Borrower and each Operating Guarantor shall cause each of the Other Subsidiaries not to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a) (i) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Borrower or any of the Operating Guarantors or any of the Other Subsidiaries and (ii) Dispositions of property no longer used or useful in the conduct of the business of the Borrower, the Operating Guarantors and the Other Subsidiaries outside the ordinary course of business (and for consideration complying with the requirements applicable to Dispositions pursuant to clause (j) below) in an aggregate amount not to exceed $7,500,000;

(b) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or the Operating Guarantors; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) to the extent constituting Dispositions, the granting of Liens permitted by Section 7.01, the making of Investments permitted by Section 7.02, mergers, consolidations and liquidations permitted by Section 7.04 and Restricted Payments permitted by 7.06;

(f) Dispositions of Cash Equivalents;

(g) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(h) transfers of property subject to Casualty Events;

(i) Dispositions of property not otherwise permitted under this Section 7.05 (subject to the proviso at the end of this Section 7.05) in an aggregate amount during the term of this Agreement not to exceed $7,500,000; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) such Disposition is not to an Affiliate of Borrower (other than a Loan Party) and (iii) with respect to any Disposition pursuant to this clause (i) for a purchase price in excess of $2,500,000, the Borrower, the Operating Guarantors or the Other Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(2)(a), (2)(f), (2)(k), (2)(p), (2)(q) and (2)(bb), and clauses (i) and (ii) of Section 7.01(2)(r));

(j) [intentionally omitted];

(k) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection therein in the ordinary course of business;

(l) Dispositions by an Operating Guarantor of Projects, PV Systems or Customer Agreements to any third party purchaser on an arms’ length basis;

(m) Dispositions of Projects, PV Systems or Customer Agreements by Borrower or another Loan Party to a Project Company pursuant to any Tax Equity Transaction Document;

(n) [intentionally omitted];

(o) Dispositions of SRECs and other environmental attributes associated with PV Systems in the ordinary course of business; and

(p) the unwinding of any Swap Contracts pursuant to its terms;

provided, however, that neither Parent nor the Borrower shall at any time Dispose of any Equity Interests it owns or holds in the Borrower or any Project Guarantor (other than by granting Liens to the Collateral Agent pursuant to the Collateral Documents), no Project Guarantor may Dispose of any Equity Interests it owns or holds in any Project Company (other than by granting Liens to the Collateral Agent pursuant to the Collateral Documents).

provided further that (i) any Disposition of any property pursuant to Section 7.05(i) or Section 7.05(l) shall be for no less than the fair market value of such property at the time of such Disposition and (ii) to the extent the proceeds of any Disposition permitted under this Section 7.05 are Cash Equivalents, the Loan Party receiving such Cash Equivalents shall immediately deposit such Cash Equivalents into a Controlled Account. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments.

(1) each of the Project Guarantors shall not, and the Project Guarantors shall take all Relevant Member Action, subject to the proviso at the end of Article VII, to cause each of the Project Companies not to, directly or indirectly, declare or make any Restricted Payment, except (a) each Project Company may make Restricted Payments to its related Project Guarantor and to each other owner of Equity Interests of such Project Company to the extent permitted under the applicable Tax Equity Transaction Documents and (b) each Project Guarantor may make Restricted Payments to the Borrower.

(2) The Borrower and the Operating Guarantors shall not, and the Borrower and each Operating Guarantor shall cause each of the Other Subsidiaries not to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a) Each Operating Guarantor and Other Subsidiary may make Restricted Payments to the Borrower; and

(b) to the extent constituting Restricted Payments, the Borrower and each Operating Guarantor may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(2)(e)), Section 7.04 or Section 7.08.

(3) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Borrower, nor any Loan Party shall, and each Project Guarantor shall take all Relevant Member Action, subject to the proviso at the end of Article VII, to cause each Project Company not to, pay, transfer or distribute any funds or other property, in whatever form, to Sponsor, other than (i) indemnification payments to Sponsor in accordance with the terms and conditions of the Sponsor Indemnification Agreement as in effect on July 8, 2013, (ii) payments of fees to Sponsor in accordance with the terms and conditions of the Sponsor Advisory Engagement Letter as in effect on July 8, 2013 and (iii) reimbursement of Sponsor fees and expenses in an aggregate amount not to exceed $500,000.

Section 7.07. Change in Nature of Business.

(a) Each Project Guarantor shall not, and each Project Guarantor shall not permit any of the Project Companies to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Project Guarantor and the Project Companies on the Closing Date or any activities incidental thereto.

(b) The Borrower and the Operating Guarantors shall not, and the Borrower and each Operating Guarantor shall cause each of the Other Subsidiaries not to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

Section 7.08. Transactions with Affiliates.

(1) Each Project Guarantor shall not, and each Project Guarantor shall take all Relevant Member Action, subject to the proviso at the end of Article VII, to cause each of the Project Companies not to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) Restricted Payments permitted under Section 7.06(1) and (b) Tax Equity Transaction Documents.

(2) The Borrower and the Operating Guarantors shall not, and the Borrower and each Operating Guarantor shall cause each of the Other Subsidiaries not to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among the Borrower, the Operating Guarantors and/or the Other Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction, (b) on terms substantially as favorable to the Borrower or such Operating Guarantor as would be obtainable by the Borrower or such Operating Guarantor at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) Restricted Payments permitted under Section 7.06(2), (d) loans and other transactions among the Borrower, the Operating Guarantors and the other Subsidiaries to the extent otherwise permitted under this Article VII, (e) employment and severance arrangements between the Borrower, the Operating Guarantors, the Other Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, [(f) intentionally omitted,] (g) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08(2)(g) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) [intentionally omitted,] (j) [intentionally omitted,] (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) in Parent to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof and (l) subject to the restrictions set forth in Section 7.06(3), the Sponsor Advisory Engagement Letter and the Sponsor Indemnification Agreement, in each case, as in effect on July 8, 2013.

Section 7.09. Burdensome Agreements.

The Borrower shall not, nor shall the Borrower permit any of the Subsidiaries to, and each Project Guarantor shall take all Relevant Member Action, subject to the proviso at the end of Article VII, to cause each Project Company not to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Subsidiary of the Borrower or any Project Company to make Restricted Payments to the Borrower or any Project Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Agents and/or Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that (I) with respect to such limitations on the Project Guarantors and Project Companies, the foregoing clauses (a) and (b), and with respect to the limitations on the Borrower set forth in the foregoing clause (b) as it pertains to the Equity Interests that Borrower holds in any Loan Party, shall not, in each case, apply to Contractual Obligations imposed on such parties under the Project Company Operating Agreements or Project Company Guarantees in each case in effect on the Closing Date and (II) with respect to the limitations on the Operating Guarantors and Other Subsidiaries, the foregoing clauses (a) and (b), and with respect to the limitations on the Borrower, the foregoing clause (a), shall not, in each case, apply to Contractual Obligations which (i) exist on the Closing Date and are listed on Schedule 7.09 hereto, (ii) are binding on a Subsidiary that becomes a Subsidiary after the

Closing Date at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) represent Indebtedness of an Other Subsidiary incurred after the Closing Date which is permitted by Section 7.03, (iv) with respect to clause (b) only, arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, but in each case, not the proceeds of such Disposition, (v) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(2) but solely to the extent any negative pledge and restriction relates to the property financed by such Indebtedness after the Closing Date, (vi) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto after the Closing Date, (vii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(2)(e) or (2)(g) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Subsidiaries incurring or guaranteeing such Indebtedness, (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any such Subsidiary, (ix) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (x) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit.

Section 7.10. Use of Proceeds.

The proceeds of the Loans received on the Closing Date shall be used by the Borrower solely for (i) working capital and general corporate purposes of the Borrower to the extent permitted hereunder, (ii) depositing the Interest Reserve Amount in the Interest Reserve Account on the Closing Date and (iii) paying the fees and reimbursing the expenses of the Agents and their Affiliates in connection with this Agreement.

Section 7.11. Accounting Changes.

The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, with the prior written consent of the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12. Prepayments, Etc. of Indebtedness.

(a) The Borrower shall not, nor shall the Borrower permit any of the Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or pay any interest on, any subordinated Indebtedness incurred under Section 7.03(2)(g) or any other Indebtedness that is, or is required to be, subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, including the APX Subordinated Debt, “Junior Financing”) or make any payment in violation of any subordination terms imposed on any such Junior Financing, including any Junior Financing Documentation, except (i) the refinancing thereof with the net proceeds of any Indebtedness constituting a Permitted Refinancing; provided that (1) such refinanced Indebtedness is unsecured and subordinated to the prior payment in full of the Obligations pursuant to documentation reasonably acceptable to the Administrative Agent and (2) if such Indebtedness was originally incurred under Section 7.03(2)(g), such Permitted Refinancing is permitted pursuant to Section 7.03(2)(g), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Parent or any of its direct or indirect parents, (iii) the prepayment of

Indebtedness of any Operating Guarantor to the Borrower to the extent not prohibited by the subordination provisions contained in the subordination agreement or note required to be executed at or prior to the time such Indebtedness was incurred and (iv) principal prepayments or other satisfactions of the APX Subordinated Debt financed with cash equity contributions made by Parent or any parent thereof to the Borrower.

(b) The Borrower shall not, nor shall it permit any of the Subsidiaries to, directly or indirectly, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.13. Distribution and deposit of Revenues; Controlled Accounts.

No Loan Party shall own, open in its name or otherwise have any deposit account, securities account or any other account, other than the Accounts.

Section 7.14. Tax Equity Transaction Documents and Project Company Operating Agreement.

(a) Each Project Guarantor shall not, and the Borrower and each Project Guarantor shall take all Relevant Member Action, subject to the proviso at the end of Article VII, to cause each Project Company not to:

(i) amend, modify, supplement or waive, accept, permit, agree to materially amend or to provide a material waiver with respect to, or consent to the termination of, any of the material provisions of any of the Tax Equity Transaction Documents, in each case that would materially and adversely affect the Lender without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed;

(ii) enter into or become a party to any contract in respect of the Projects (other than, with respect to the Project Company, the Customer Agreements) that would materially and adversely affect the Lender; or

(iii) assign its rights under any of the Tax Equity Transaction Documents, except pursuant to the Collateral Documents provided, however, with respect to each covenant herein that calls for a Project Guarantor to take all Relevant Member Action to cause one or more Project Companies to comply with the applicable covenant, any failure or inability of the Project Guarantor to cause such compliance by a Project Company shall not constitute a breach of the applicable covenant so long as the Project Guarantor has taken and, upon the request of the Administrative Agent, certified to the Administrative Agent that it has taken the required Relevant Member Action as prescribed in the applicable covenant.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower), 6.16 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent or the Required Lenders to the Borrower; provided, however, that if such Default is capable of cure, but is not curable within such thirty (30) day period, then such Loan Party shall be provided such longer period as reasonably necessary to accomplish such cure, provided the such Loan Party commences and diligently pursues such cure within such thirty (30) day period; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) and such Indebtedness, either individually or in the aggregate for all such Loan Parties and Subsidiaries, has an outstanding aggregate principal amount equal to or greater than $5,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of any Swap Agreements permitted hereunder), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party, any Project Company or any Other Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party, any Project Company or any Other Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any of the Borrower and the Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party, any Project Company or any Other Subsidiary any one or more final judgments or orders for the payment of money and the aggregate amount of all such judgments or orders for all such parties equals or exceeds $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Subsidiary in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(m) Tax Equity Transaction Documents and Project Company Operating Agreement. Any Loan Party fails to observe or perform any obligation under or otherwise breaches any representation, warranty, term or condition of the Tax Equity Transaction Documents, in either case the effect of which could reasonably be expected to have a Material Adverse Effect.

Section 8.02. Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; and

(d) immediately exercise exclusive control of or over any or all of the Controlled Accounts, including taking any and all actions necessary or advisable in pursuance of the foregoing, such as issuing any notice of exclusive control contemplated by the applicable Deposit Account Control Agreements;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make its Loans shall automatically terminate, the unpaid principal amount of the Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Remedies in Respect of Consents. Each of the Agents or Lenders may exercise a cure right that vests in its favor under any of the TE Consents at the time of such vesting whether or not an Event of Default has occurred at such time.

Section 8.04. Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees on the Loan and Commitments, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan and any breakage, termination or other payments under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

ARTICLE IX.

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02. Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03. Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05. Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08. Agents in Their Individual Capacities.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though Bank of America were not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity. Any successor to Bank of America as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Bank of America under this paragraph.

Section 9.09. Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable in the case of a resignation, and the Borrower, in the case of a removal, may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or fifteen (15) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10. Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guarantee Matters.

The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (including the Interest Reserve Account and the Interest Reserve Amount) shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) Cash Management Obligations or obligations under Secured Hedge Agreements not yet due and payable and (y) contingent obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is Disposed or to be substantially simultaneously Disposed as part of or in connection with any Disposition permitted hereunder to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and the transferee is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee of the Guaranteed Obligations pursuant to clause (c) below;

(b) the Collateral Agent is authorized to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document on any assets that are excluded from the Collateral; and

(c) that any Guarantor shall be automatically released from its obligations under its Guarantee of the Guaranteed Obligations if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guarantee of the Guaranteed Obligations pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under its Guarantee of the Guaranteed Obligations, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12. Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to it or its such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the

Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14. Withholding Tax Indemnity.

(a) To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X.

MISCELLANEOUS

Section 10.01. Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of the Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.04 or 2.05 without the written consent of the Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loan shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of the Lender holding such Loan or to whom such fee or other amount is owed; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders,” without the written consent of the Lender, Section 8.04 or, following an exercise of remedies pursuant to Section 8.02(a), the definition of “Pro Rata Share” or Section 2.09(a), 2.09(g) or 2.10 without the written consent of the Lender directly affected thereby;

(e) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of the Lender;

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees of the Guaranteed Obligations by the Guarantors, without the written consent of the Lender; or

(g) without the written consent of the Lender adversely affected thereby, amend the portion of the definition of “Interest Period” that reads as follows: “one, two, three or six months thereafter or, to the extent agreed by the Lender of such Eurocurrency Rate Loan, nine or twelve months or less than one month thereafter”;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document;.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A) if to the Borrower, Parent, any other Guarantor, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(B) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent or the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(d)), when delivered; provided that notices and other communications to the Administrative Agent or the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(d) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE AGENT OR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY OF THE AGENTS OR ANY OF THEIR RESPECTIVE RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower, any Guarantor, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

Section 10.03. No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs and Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Co-Syndication Agents and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to Hunton & Williams LLP (and one local counsel in each applicable jurisdiction and, in the event of a conflict of interest, one additional counsel of each type to the affected parties)) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Joint Bookrunners (and one local counsel in each applicable jurisdiction and, in the event of any conflict of interest, one additional counsel of each type to the affected parties)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of, or assignment of rights by, any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Indemnification by the Borrower.

Whether or not the transactions contemplated hereby are consummated, from and after the Closing Date, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Joint Bookrunners and one counsel to the other Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel of each type to the affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction or (y) a material breach of its obligations under the Loan Documents by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of, or assignment of rights by, any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, any indemnification relating to Taxes, other than Taxes resulting from any non-Tax claim, shall be covered by Sections 3.01 and 3.04 and shall not be covered by this Section 10.05.

Section 10.06. Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Lenders severally agree to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan) with the prior written consent of (x) the Borrower, provided that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (y) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000, and shall be in increments of an amount of $1,000,000 in excess thereof unless the Borrower and the Administrative Agent otherwise consents, provided that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, and provided further that such amounts shall be aggregated in respect of the Lenders and their Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) No such assignment shall be made (i) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) to a natural Person.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loan, owing to, the Lenders pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time sell participations to any Person (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 3.01(d)), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, unless the grant to the SPC was made with the prior written consent of the Borrower, not to be unreasonably withheld or delayed (for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of its Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.08. Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Assignee of or Participant in, or any prospective Assignee of or Participant in any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Arranger, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Investor or their respective related parties (so long as such source is not known to the Administrative Agent, such Arranger, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any Governmental Authority or examiner (including the National

Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; or (j) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loan. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Parent, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01 or 6.02 hereof.

Section 10.09. Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Section 10.10. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12. Integration; Termination.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and the Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15. GOVERNING LAW.

THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17. Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by the Lenders that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and the Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18. USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lender and the Administrative Agent. The Borrower shall, promptly following a reasonable request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.19. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers and the Lenders is and has been acting solely as a principal and except as expressly agreed in writing by the relevant parties, is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto except as expressly agreed in writing by the relevant parties, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

ARTICLE XI.

GUARANTEE

Section 11.01. The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes, if any, held by each Lender of, the Borrower (other than such Guarantor), and all other Obligations (other than with respect to any

Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or by any Subsidiary under any Secured Hedge Agreement or any Cash Management Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(A) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(B) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(C) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(D) any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(E) the release of any other Guarantor pursuant to Section 11.09 or otherwise.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03. Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04. Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 7.03(2)(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in documentation acceptable in form and substance to the Administrative Agent.

Section 11.05. Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07. Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09. Release of Guarantors.

When all of the Loans and any other Obligations hereunder which are accrued and payable have been indefeasibly paid in full or satisfied in full, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.10. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.11. Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guarantee of the Guaranteed Obligations and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP

Guarantor’s obligations and undertakings under this Article XI voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the date upon which all Commitments under this Agreement have been terminated and all Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.12. Limited Recourse for Parent.

Notwithstanding anything to the contrary in this Agreement, the Secured Parties’ shall not have recourse to the assets of Parent other than the Equity Interests in the Borrower owned by Parent (and any proceeds thereof) for payment and/or satisfaction of the Guarantee set forth in this Article XI. For the avoidance of doubt, the Secured Parties shall have full recourse to each Guarantor other than Parent in respect of the Guarantee set forth in this Article XI.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VIVINT SOLAR HOLDINGS, INC., as Borrower

By:	/s/ Thomas Plagemann
Name: Thomas Plagemann
Title: Executive Vice President, Capital Markets

VIVINT SOLAR, INC.

VIVINT SOLAR DEVELOPER, LLC,

VIVINT SOLAR PROVIDER, LLC,

VIVINT SOLAR LIBERTY MANAGER, LLC,

VIVINT SOLAR MARGAUX MANAGER, LLC,

VIVINT SOLAR FUND III MANAGER, LLC,

VIVINT SOLAR MIA MANAGER, LLC,

VIVINT SOLAR AALIYAH MANAGER, LLC,

VIVINT SOLAR REBECCA MANAGER, LLC, and

VIVINT SOLAR HANNAH MANAGER, LLC,

each as a Guarantor

By:	/s/ Thomas Plagemann
Name: Thomas Plagemann
Title: Executive Vice President, Capital Markets

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Sheikh Omer-Farooq
Name: Sheikh Omer-Farooq
Title: Director

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Maria A. McClain
Name: Maria A. McClain
Title: Vice President

BANK OF AMERICA, N.A.,
as Collateral Agent

By:	/s/ Maria A. McClain
Name: Maria A. McClain
Title: Vice President

SCHEDULE 1.01A

COMMITMENTS

Bank of America, N.A.	$75,500,000.00

SCHEDULE 1.01B

OPERATING GUARANTORS AND PROJECT GUARANTORS

OPERATING GUARANTORS AND PROJECT GUARANTORS	Operating Guarantor or Project Guarantor?	EIN	Jurisdiction of Organization	Type of Entity	Related Project Company(ies)
VIVINT SOLAR DEVELOPER, LLC	Operating Guarantor	80-0756438	Delaware	Limited Liability Company	N/A

VIVINT SOLAR PROVIDER, LLC	Operating Guarantor	45-3344964	Delaware	Limited Liability Company	N/A

VIVINT SOLAR LIBERTY MANAGER, LLC	Project Guarantor	45-3345057	Delaware	Limited Liability Company	VIVINT SOLAR LIBERTY OWNER, LLC VIVINT SOLAR LIBERTY MASTER TENANT, LLC

VIVINT SOLAR MARGAUX MANAGER, LLC	Project Guarantor	90-0883764	Delaware	Limited Liability Company	VIVINT SOLAR MARGAUX OWNER, LLC VIVINT SOLAR MARGAUX MASTER TENANT, LLC

VIVINT SOLAR FUND III MANAGER, LLC	Project Guarantor	80-0922422	Delaware	Limited Liability Company	VIVINT SOLAR FUND III OWNER, LLC VIVINT SOLAR FUND III MASTER TENANT, LLC

OPERATING GUARANTORS AND PROJECT GUARANTORS	Operating Guarantor or Project Guarantor?	EIN	Jurisdiction of Organization	Type of Entity	Related Project Company(ies)
VIVINT SOLAR MIA MANAGER, LLC	Project Guarantor	90-1001612	Delaware	Limited Liability Company	VIVINT SOLAR MIA PROJECT COMPANY, LLC

VIVINT SOLAR AALIYAH MANAGER, LLC	Project Guarantor	35-2487336	Delaware	Limited Liability Company	VIVINT SOLAR AALIYAH PROJECT COMPANY, LLC

VIVINT SOLAR REBECCA MANAGER, LLC	Project Guarantor	38-3923712	Delaware	Limited Liability Company	VIVINT SOLAR REBECCA PROJECT COMPANY, LLC

VIVINT SOLAR HANNAH MANAGER, LLC	Project Guarantor	38-3922720	Delaware	Limited Liability Company	VIVINT SOLAR HANNAH PROJECT COMPANY, LLC

2

SCHEDULE 1.01C

PROJECT COMPANIES

Project Company	Pledged Subsidiary at Closing?	EIN	Jurisdiction of Organization	Type of Entity
VIVINT SOLAR LIBERTY OWNER, LLC	No	45-3345097	Delaware	Limited Liability Company

VIVINT SOLAR LIBERTY MASTER TENANT, LLC	No	45-3345123	Delaware	Limited Liability Company

VIVINT SOLAR MARGAUX OWNER, LLC	No	90-0883778	Delaware	Limited Liability Company

VIVINT SOLAR MARGAUX MASTER TENANT, LLC	No	46-0907279	Delaware	Limited Liability Company

VIVINT SOLAR FUND III OWNER, LLC	No	80-092459	Delaware	Limited Liability Company

VIVINT SOLAR FUND III MASTER TENANT, LLC	No	80-0925734	Delaware	Limited Liability Company

VIVINT SOLAR MIA PROJECT COMPANY, LLC	Yes	38-3911102	Delaware	Limited Liability Company

3

Project Company	Pledged Subsidiary at Closing?	EIN	Jurisdiction of Organization	Type of Entity
VIVINT SOLAR AALIYAH PROJECT COMPANY, LLC	Yes	61-1722946	Delaware	Limited Liability Company

VIVINT SOLAR REBECCA PROJECT COMPANY, LLC	Yes	46-4783506	Delaware	Limited Liability Company

VIVINT SOLAR HANNAH PROJECT COMPANY, LLC	No	46-4670854	Delaware	Limited Liability Company

4

SCHEDULE 1.01D

CLOSING PLEDGED COMPANIES

VIVINT SOLAR DEVELOPER, LLC

VIVINT SOLAR PROVIDER, LLC

VIVINT SOLAR LIBERTY MANAGER, LLC

VIVINT SOLAR MARGAUX MANAGER, LLC

VIVINT SOLAR FUND III MANAGER, LLC

VIVINT SOLAR MIA MANAGER, LLC

VIVINT SOLAR AALIYAH MANAGER, LLC

VIVINT SOLAR REBECCA MANAGER, LLC

VIVINT SOLAR HANNAH MANAGER, LLC

VIVINT SOLAR MIA PROJECT COMPANY, LLC3

VIVINT SOLAR AALIYAH PROJECT COMPANY, LLC4

VIVINT SOLAR REBECCA PROJECT COMPANY, LLC5

[3]	Solely with respect to Vivint Solar Mia Manager, LLC’s interest in this entity.
[4]	Solely with respect to Vivint Solar Aaliyah Manager, LLC’s interest in this entity.
[5]	Solely with respect to Vivint Solar Rebecca Manager, LLC’s interest in this entity.

SCHEDULE 1.01E

POST-CLOSING PLEDGED COMPANIES6

VIVINT SOLAR LIBERTY OWNER, LLC

VIVINT SOLAR LIBERTY MASTER TENANT, LLC

VIVINT SOLAR MARGAUX OWNER, LLC

VIVINT SOLAR MARGAUX MASTER TENANT, LLC

VIVINT SOLAR FUND III OWNER, LLC

VIVINT SOLAR FUND III MASTER TENANT, LLC

VIVINT SOLAR HANNAH PROJECT COMPANY, LLC

[6]	The Equity Interests of these entities are pledged solely to the extent of the applicable Project Guarantor’s ownership of such Equity Interests.

2

SCHEDULE 1.01F

ACCOUNTS

Bank	Account Name	Account #	Account Owner	Summary	Type of Account
Zions	Aaliyah Manager	032189680	Vivint Solar Aaliyah Manager, LLC	Functioning entity account.	Controlled Account

Zions	Caitlin Manager	032188526	Vivint Solar Fund III Manager, LLC	Functioning entity account.	Controlled Account

Zions	Developer	032184202	Vivint Solar Developer, LLC	Functioning entity account.	Controlled Account

Zions	Goldman Lockbox	032185928	Vivint Solar Developer, LLC	Will eventually be terminated; still open; established for previous transaction.	Controlled Account

Zions	Hannah Manager	032190209	Vivint Solar Hannah Manager, LLC	Functioning entity account.	Controlled Account

Zions	Legal	032188914	Vivint Solar Developer, LLC	Account for general company licensing needs.	Controlled Account

Zions	Liberty Manager	032184228	Vivint Solar Liberty Manager, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Albany	032190365	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Apple Valley	032187858	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

3

Zions	Lic – Bakersfield	032188245	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Baltimore	032190282	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Boston South	032190274	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Boston West	032190266	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Chico	032190118	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Concord	032188252	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – East LA	032190167	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Frederick	032190290	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Fresno	032188260	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Inland Empire	032189466	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

4

Zions	Lic – LA County	032190316	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Long Island	032188187	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Long Island East	032190324	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Maryland	032188195	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Mass West	032190340	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Maui	032188286	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – New Jersey	032188203	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – New Jersey South	032190126	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – NYC North	032190373	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Oahu	032188211	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

5

Zions	Lic – Palm Springs	032190308	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – San Diego	032188229	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – San Jose	032188146	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Santa Rosa	032188237	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Temecula	032190332	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Thousand Oaks	032188732	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Woburn	032188278	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Lic – Woodland	032190357	Vivint Solar Developer, LLC	Checkbooks for local licensing needs.	Controlled Account

Zions	Licensing	032183584	Vivint Solar Developer, LLC	Originally only had this account for local licensing checks. It’s no longer used but still open.	Controlled Account

6

Zions	Margaux Manager	032187015	Vivint Solar Margaux Manager, LLC	Functioning entity account.	Controlled Account

Zions	Mia Manager	032188757	Vivint Solar Mia Manager, LLC	Functioning entity account.	Controlled Account

Zions	Operating	032183246	Borrower	Original Vivint Solar Inc. Operating account – still open and minimally used.	Controlled Account

Zions	Payroll	032183253	Vivint Solar Developer, LLC		Excluded Account

Zions	Processing	032189821	Vivint Solar Developer, LLC	Checkbook for occasional processing expenses.	Controlled Account

Zions	Provider	032184210	Vivint Solar Provider, LLC	Functioning entity account.	Controlled Account

Zions	Rebecca Manager	032190662	Vivint Solar Rebecca Manager, LLC	Functioning entity account.	Controlled Account

Zions	Receipts	032183261	Vivint Solar Developer, LLC	Master Tenants receipts account.	Controlled Account

Zions	V Solar Developer Savings	0323239301	Vivint Solar Developer, LLC	Functioning entity account.	Controlled Account

Zions	V Solar Liberty Manager	032186603	Vivint Solar Liberty Manager, LLC	Functioning entity account.	Controlled Account

Wells Fargo	Vivint Solar Inc.	7140965307	Borrower	L/C Cash Collateral	Excluded Account

Wells Fargo	Vivint Solar Inc.	3493336337	Borrower	L/C Cash Collateral	Excluded Account

7

Wells Fargo	Vivint Solar Inc.	4123420309	Borrower	L/C Cash Collateral – Fees	Excluded Account

Bank of America	Vivint Solar Developer, LLC	8666784753	Vivint Solar Developer, LLC	BAML Payroll Account	Excluded Account

Bank of America	Interest Reserve Account	8666988076	Borrower	Interest Reserve Account	Controlled Account

8

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

Administrative Agent or Collateral Agent:

Administrative Agent Office:	Other Notices as Administrative Agent:

(For financial/loan activity – advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

Bank of America Plaza

901 Main Street

Dallas, TX 75202-3714

Attention: Diana Lopez

Phone: 972-338-3774

Fax: 214-290-8384

Electronic Mail: diana.r.lopez@baml.com

Remittance Instructions:

Bank of America, N.A.

New York, NY

ABA #: 026-009-593

Account #: 1292000883

Attn: Corporate Credit Services

Ref: Vivint Solar Holdings Inc

Borrower, Parent or any other Guarantor:

Vivint Solar Holdings, Inc.

4931 N 300 W

Provo, UT 84604

Attention: Thomas Plagemann, EVP, Capital Markets

E-Mail: thomas.plagemann@vivintsolar.com

Facsimile: (801) 229-7727

with a copy to:

Vivint Solar Holdings, Inc.

4931 N 300 W

Provo, UT 84604

Attention: Vivint Solar Legal Department

E-Mail: solarlegal@vivintsolar.com

Facsimile: 801.765.5746

(For financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents, vote taking, etc)

Gateway Village

900 W Trade Street

Charlotte NC 28255

Attention: Darleen R Parmelee

Telephone: 980.388.5001

Telecopier: 704.409.0645

Electronic Mail: darleen.r.parmelee@baml.com